Exhibit 99.1

Trade Street RESIDENTIAL RELEASES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

– Same Store NOI Increases 14.2% for Fourth Quarter –

– Same Store Average Rent Increases 4.0% to $915 for Fourth Quarter –

– Reports Core FFO of $0.10 and AFFO of $0.08 Per Diluted Share for Fourth Quarter –

AVENTURA, FL, March 4, 2015 – Trade Street Residential, Inc. (NASDAQ: TSRE) (the “Company”), a vertically integrated and self-managed real estate investment trust ("REIT") focused on acquiring, owning, operating and managing high-quality, conveniently located, apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas, today announced consolidated results for the fourth quarter and full year ended December 31, 2014.

Operational and Financial Highlights for Fourth Quarter 2014

•	Reported Core FFO of $4.0 million, or $0.10 per diluted share and Adjusted FFO, or AFFO, of $3.1 million, or $0.08 per diluted share.
•	Same store net operating income, or same store NOI, increased 14.2% compared to the same period in the prior year. Over the same period, same store revenue increased 5.7% and same store expenses decreased 3.3%.
•	Same store average occupancy was 96.6% at quarter end, a gain of 110 basis points compared to the same period last year. Stabilized non same store average occupancy was 95.2% at quarter end.
•	Same store average rent was $915 per unit, an increase of 4.0% compared to the same period last year. Stabilized non same store average rent was $1,089 per unit at quarter end.
•	On November 3, 2014, the Company announced that its Board of Directors initiated a comprehensive review of strategic alternatives, which continues to progress.

“Our strong operating momentum throughout the fourth quarter of 2014 continues to demonstrate the quality of our portfolio, and the focus of our operating team,” stated Richard Ross, Chief Executive Officer of Trade Street Residential. “During the quarter, we generated higher rental rates and further improved our occupancies while actively managing expenses to deliver solid year over year growth in our same-store NOI and FFO metrics. As we enter 2015, we expect to continue to produce strong results as we focus on growing rents and capture improving efficiencies across our expanded platform. Additionally, the previously announced review of strategic alternatives by our Board of Directors continues, underscoring the strong commitment by our entire organization to maximize value for shareholders.”

Financial Results for the Three Months Ended December 31, 2014

Net income attributable to common stockholders for the fourth quarter of 2014 was $0.5 million, or $0.01 per diluted share, as compared to a net loss of ($9.7) million, or ($0.87) per diluted share, in the prior year period. The increase in net income was primarily the result of higher revenues, lower general and administrative expenses and $1.1 million gain on the sale of the Company’s interest in The Estates at Perimeter joint venture versus a one-time charge of $11.8 million associated with an impairment on land holdings the prior year quarter.

Funds from Operations, or FFO, for the fourth quarter of 2014 was $2.1 million, or $0.05 per diluted share, as compared to a deficit of ($0.8) million, or ($0.06) per diluted share in the prior year period. The increase in FFO is largely the result of the addition of six new operating properties since the fourth quarter of 2013. Core FFO for the fourth quarter of 2014 was $4.0 million, or $0.10 per diluted share, as compared to a deficit of ($0.1) million, or ($0.01) per diluted share in the prior year period. Adjusted FFO, which additionally deducts capital expenditures, for the fourth quarter of 2014 was $3.1 million, or $0.08 per diluted share, as compared to a deficit of ($0.6) million, or ($0.04) per diluted share, in the prior year period.

Financial Results for the Full Year Ended December 31, 2014

Net loss attributable to common stockholders for the full year of 2014 was a net loss of ($27.8) million, or ($0.79) per diluted share, as compared to a net loss of ($5.6) million, or ($0.64) per diluted share, in the prior year. The change in net income was primarily attributable to higher revenue which was more than offset by higher property and other expenses, including $10.0 million of management transition expense. The net loss in the full year of 2013 also included a one-time bargain purchase gain of $6.9 million on acquired assets.

FFO for the full year of 2014 was a deficit of ($4.6) million, or ($0.12) per diluted share, as compared to a deficit of ($5.8) million, or ($0.52) per diluted share in the prior year. Core FFO for the full year of 2014 was $10.7 million, or $0.28 per diluted share, as compared to a loss of ($0.8) million, or ($0.07) per diluted share in the prior year. Adjusted FFO for the full year of 2014 was $8.3 million, or $0.22 per diluted share, as compared to a deficit of ($2.5) million, or ($0.22) per diluted share, in the prior year.

Portfolio Performance

Same store NOI for the fourth quarter of 2014 was $3.0 million as compared to $2.7 million in the same period in the prior year. Same store NOI increased 14.2% compared to the fourth quarter of 2013, driven by a 5.7% increase in same store revenue and a 3.3% decrease in same store property expenses compared to the fourth quarter of 2013. The increase in same store revenue was primarily attributable to a 110 basis point increase in average occupancy to 96.6%, and a 4.0% increase in average rent to $915 per month.

On a sequential quarter basis, fourth quarter 2014 same store revenue increased 1.6% compared to the third quarter of 2014, while same store property expenses decreased 0.6% resulting in a same store NOI increase of 3.4%.

For the full year of 2014, same store revenue increased 5.2%, same store property expenses increased 3.8%, and same store NOI increased 6.3%, compared to the full year of 2013.

Transaction Activity

In December 2014, the Company and its joint venture partner closed on the sale of The Estates at Perimeter, a non-core 240-unit apartment community located in Augusta, Georgia, for approximately $26.0 million. The Company owned a 50% interest in this apartment community through an unconsolidated joint venture and received gross proceeds of $3.4 million, based on the Company’s proportionate share of ownership interest in the joint venture. Upon completion of this transaction, the Company owned 19 properties comprising 4,889 units and with a weighted average age of 10.9 years as of December 31, 2014.

Redemption of Class A Preferred Stock

In October 2014, the Company redeemed all of the outstanding 309,130 Class A Preferred Stock of the Company. The Class A Preferred Stock, with a liquidation preference of $30.9 million, was redeemed on October 17, 2014 in exchange for four land parcels and approximately $5.0 million in cash. The cash portion of the consideration was funded with cash on hand.

Balance Sheet and Financing Activity

As of December 31, 2014, the Company had total debt outstanding of $344.8 million at a weighted average interest rate of 3.85% and a weighted average term-to-maturity of 6.98 years. Of the total debt outstanding, $297.8 million is fixed rate debt at a weighted average interest rate of 4.03% and a weighted average term-to-maturity of 7.75 years.

Strategic Alternatives Review

In November 2014, the Company’s Board of Directors announced a review of strategic alternatives to enhance stockholder value. Such review includes (among other alternatives): a sale, merger, acquisition or other form of business combination; sale or acquisition of assets; or a debt or equity recapitalization. The Company has not made a decision to pursue any specific strategic transaction or any other strategic alternative, and there is no set timetable for completion of this strategic review process. There can be no assurance that the exploration of strategic alternatives will result in the completion of any transaction or other alternative. The Board does not intend to disclose further developments regarding the evaluation of strategic alternatives until such time as the Board has determined the outcome of the process or otherwise has deemed that disclosure is appropriate.

The Company retained J.P. Morgan Securities LLC as its financial advisor and Morrison & Foerster LLP as its legal advisors to assist the Board in its evaluation of strategic alternatives.

Dividend

On December 15, 2014, Trade Street Residential’s Board of Directors announced a dividend of $0.095 per share and unit, payable to holders of record of common stock and common units of the operating partnership as of December 30, 2014, which was paid on January 15, 2015.

Conference Call and Webcast

The Company will host a webcast and conference call on Wednesday, March 4, 2015 at 11:00 a.m. Eastern Time to review fourth quarter results and discuss recent events. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.tradestreetresidential.com in the Investors section. A replay of the conference call will be available through April 4, 2015, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13600321. Supplemental financial information is available in the Investor Relations section of the Company’s website under Quarterly Results.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a vertically integrated and self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the offering and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as may be required by law. For a further discussion of these and other factors that could impact the Company's future results, performance or transactions, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, which the Company filed with the Securities and Exchange Commission on March 26, 2014.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property, bargain purchase gains, and recognized impairment of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO attributable to common stockholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO includes adjustments to exclude the impact of straight-line adjustments for ground leases, gains and losses from extinguishment of debt, transaction costs related to acquisitions and recapitalization, management transition costs and certain other non-cash items. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition, the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

The Company also uses adjusted funds from operations, or AFFO, as an operating measure, which is defined as FFO or, alternatively, Core FFO, depending on the existence of any non-cash, non-comparable items as described above, less recurring and non-recurring capital expenditures. The Company believes that AFFO is a relevant operating measure as it provides an indication as to whether a REIT can fund from its operating performance the capital expenditures necessary to maintain the condition of its operating real estate assets.

Management believes that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis. NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

The Company defines same store communities as communities owned and stabilized for the entirety of both periods presented, excluding properties held for sale. Reconciliations of net income attributable to common stockholders to FFO, Core FFO, NOI, and same store NOI are included in the Supplemental Information posted on the Company’s website.

Investor Relations:

Stephen Swett

786-248-6099
ir@trade-street.com

Media Contact:

Jason Chudoba, ICR for Trade Street

646-277-1249

Jason.Chudoba@icrinc.com